Exhibit 10.2

SECOND AMENDMENT
TO THE
SAN JOSE WATER COMPANY CASH BALANCE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(Amendment and Restated on January 25, 2012, Effective as of January 1, 2012)
WHEREAS, San Jose Water Company (the “Company”) maintains the San Jose Water Company Cash Balance Executive Supplement Retirement Plan, (the “Cash Balance SERP”); and
WHEREAS, the Company wishes to amend the Cash Balance SERP to add special provisions for the vesting of Andrew F. Walters’ Accrued Benefit thereunder; and
WHEREAS, Section 8.01 of the Cash Balance SERP permits the Board of Directors to amend the Cash Balance SERP;
NOW, THEREFORE, the Cash Balance SERP is hereby amended as follows effective January 31, 2014:
1.Section 6.2 is amended in its entirety to read as follows:
6.2    Special Provisions for Designated Participants.
(a)    The participation in the Plan by James P. Lynch shall be subject to the following modifications of the terms and provisions otherwise in effect for all other Participants in the Plan and shall, accordingly, apply to and govern his Compensation Credits under the Plan:
For each Plan Quarter that James P. Lynch remains an Eligible Employee participating in the Plan, Compensation Credits shall be made to his Account in an amount determined in accordance with the provisions of Section 3.2(a) of the Plan but based on the following chart in lieu of the chart that otherwise appears in such Section 3.2(a):

Years of Credited Service	Percent of Compensation
Less than 20	15%
20 or more	16%

(b)    The participation in the Plan by James P. Lynch and Andrew F. Walters shall be subject to the following modifications of the terms and provisions otherwise in effect for all other Participants in the Plan and shall, accordingly, apply to and govern the vesting of their Accrued Benefit thereunder:
Notwithstanding anything to the contrary in Section 4.1 of the Plan, James P. Lynch and Andrew F. Walters shall each vest in their Accrued Benefit under the Plan upon their completion of Years of Service as follows:

Years of Service Completed	Vested Percentage
Less than 3	None
3 or More	100%

(c)    Except as expressly modified by this Plan Amendment, all the terms and provisions of the Plan shall apply to James P. Lynch and Andrew F. Walters and shall govern their participation in the Plan and their accrual of a Retirement Benefit thereunder.
(d)    This Plan Amendment shall not apply to any Participant in the Plan other than James P. Lynch and Andrew F. Walters and shall have no effect or impact on any such other Participant’s benefit entitlement or benefit accrual under the Plan.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 29 day of January, 2014.
SAN JOSE WATER COMPANY

By: /s/ W. Richard Roth
W. Richard Roth, President and
Chief Executive Officer and Chairman of the Board of Directors